Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Holdings plc

We consent to the incorporation by reference in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327 and 333-126531) of our report dated 6 March 2006, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as at 31 December 2005 and 2004, and the related consolidated income statements, consolidated cash flow statements and consolidated statements of recognized income and expense for the years ended 31 December 2005 and 2004, which appears in the 31 December 2005 Annual Report on Form 20-F of HSBC Holdings plc.

KPMG Audit Plc	20 March 2006

London, England